Exhibit 23

Consent of Independent Registered Public Accounting Firm

The BPZ Resources Compensation Committee:

We hereby consent to the incorporation by reference in Registration Statement (No. 333-177464) on Form S-8 of BPZ Resources, Inc. of our report dated March 20, 2014 relating to our audit of the financial statements of the BPZ Resources, Inc. Employee Stock Purchase Plan, which appears in this annual report on Form 11-K of the BPZ Resources, Inc. Employee Stock Purchase Plan for the year ended December 31, 2013.

/s/ Hein & Associates LLP

Houston,Texas

March 20, 2014